Exhibit 99.1

Avago Technologies Announces $0.35 Interim Dividend

SAN JOSE, Calif., and SINGAPORE – December 9, 2014 – Avago Technologies Limited (Nasdaq: AVGO), a leading semiconductor device supplier to the enterprise storage, wired, wireless and industrial end markets, today announced that its Board of Directors has approved a quarterly, interim cash dividend of $0.35 per ordinary share.

The dividend is payable on December 31, 2014 to shareholders of record at the close of business (5:00 p.m.) Eastern Time on December 19, 2014.

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products and complex digital and mixed signal CMOS based devices. Avago’s product portfolio is extensive and includes thousands of products in four primary target markets: enterprise storage, wired infrastructure, wireless communications and industrial & other.

Contact:

Avago Technologies Ltd. Ashish Saran

Investor Relations

+1 408 435 7400

investor.relations@avagotech.com